                                                                  EXHIBIT 10.34


                                               May 29, 1996


Mr. Roger J. Mason
5 Empress Drive
Holmdel, NJ 07733

Dear Roger:

On behalf of the management team and associates of i-STAT Corporation, it is my pleasure to offer you the senior management position of Vice President of Finance, Treasurer & Chief Financial Officer. Reporting to me, this position is responsible for the financial functions of SEC and internal financial reporting, accounting, treasury, credit and collections and investor relations and financial planning. Equally important, as a key member of the senior management team, you will be instrumental in building i-STAT into a profitable, expanding business while planning longer term strategy for diversification and continued growth. As you may be aware, under Delaware law, the Board of Directors is empowered to elect you to the position of Chief Financial Officer and it is anticipated that this will occur with your commencement of employment.

The specifics of the offer are as follows:

1. BASE SALARY: $225,000 per year. Our pay cycles are on the 15th and last days of each month. Your salary will be reviewed on an annual basis with adjustments determined by the Compensation Committee of the Board of Directors upon recommendation from the Chief Executive Officer.

2. SIGN-ON BONUS: In recognition of the cost of termination of your current employment and as an incentive to accept our offer, a sign-on bonus of $30,000 will be paid to you as soon as practicable after your first day of employment.

3. ANNUAL INCENTIVE COMPENSATION PROGRAM: The Board of Directors has established guidelines for rewarding, through cash bonuses and stock options, certain management level employees of the company for achievement of established business objectives (both quantitative and qualitative). In the case of our senior management team, both the objectives and the level of awards are reviewed and approved by the Board. Achievement of the objectives will result in a cash bonus from 0% to 20% of your salary during the operating year, with a "target" of 10%. The Program also includes the potential for a stock option award (fair market value) ranging from 0 to 15,000 shares depending upon performance levels, with a target of 12,000 shares. The options become exercisable on a three-year schedule according to the following formula:

                                  50% 1st anniversary of the award
                                  25% 2nd anniversary of the award
                                  25% 3rd anniversary of the award

Mr. Roger J. Mason
May 29, 1996
Page 2

         Both the cash bonus and stock award will be prorated to take into account the date of commencement of your employment. Quantitative objectives for 1996 are achievement of our budgeted revenues, gross margin, operating income and cash flow targets. Qualitative objectives are the continued building of our management team (in which you, of course, figure prominently), managing our alliance with Hewlett-Packard, and completion of a new, Board-approved Strategic Plan.

         You should be aware that, with the assistance of KPMG Peat Marwick compensation consultants, who in 1992 helped us design both this Program and our company-wide compensation structure, we are taking a fresh look at both this Program and the company-wide structure to be sure that they remain consistent with our progress to date and our strategic plan. As a member of our senior management team, you will have input on these issues.

4. INITIAL STOCK OPTION INCENTIVE: As additional incentive for you to join i-STAT, on your start date the company will make a stock option grant to you for 65,000 shares at fair market value. These options will vest at the rate of 20% on each anniversary of the award for five successive anniversaries.

5. BENEFITS: You will be entitled to participate in the company's benefit programs available to senior management. This includes health and dental programs, long term disability coverage, life insurance, paid vacation and a 401(k) program. The details of each of these programs can be further reviewed for you by our Director of Human Resources.

6. RELOCATION: Per our conversation, it is not immediately clear whether you will need to relocate your family closer to the Princeton, NJ office. We will leave this matter open for further consideration. If it should become advisable for you to relocate, the company will reimburse you for reasonable and customary expenses associated with your move, in accordance with the company's relocation policy.

7. EXPENSES: All reasonable expenses incurred in the fulfillment of your assigned responsibilities will be reimbursed by the company in accordance with our established policy.

8. TERMS OF EMPLOYMENT; SEVERANCE: Your employment with i-STAT is considered to be "at will" and either you or the company may terminate your employment at any time, with or without cause for any reason whatsoever. Except for "Due Cause" (as defined in the addendum to this letter), should your employment be terminated by the company, the company will be obligated to continue to pay your salary and company paid health and dental benefits contributions for a term of up to nine months, on a month-by-month basis, if you have not found employment or commenced self-employment. In

Mr. Roger J. Mason
May 29, 1996
Page 3

         addition, the company will reimburse you the expenses of a qualified outplacement service of your choosing in an amount not to exceed $30,000. Your continuing salary payments under this provision shall be reduced to the extent you receive, during the said nine-month period, any payments under the company's disability insurance coverage.

         For the purposes of the foregoing provisions, your employment shall be deemed to have been terminated if (a) without your consent, (i) your principal place of employment shall have been changed to a location more than 60 miles from Princeton, New Jersey or (ii) a substantial reduction shall have occurred in your title, office, compensation, duties, responsibilities and/or reporting relationship; or (b) a "Change in Control" shall have occurred as defined in the Company's 1985 Stock Option Plan, as amended. In the event of your constructive termination pursuant to this paragraph, you shall be entitled to receive, in addition to your salary continuation and other benefits delineated in the next preceding paragraph, any bonus earned prior to your termination, prorated to the date of termination.

9. CONFIDENTIALITY AND NON-COMPETE AGREEMENT: A condition of your employment is that you sign and abide by the company's "Confidentiality and Non-Compete Agreement". Two copies of this agreement are enclosed for your signature.

10. STOCK OPTIONS IN THIS OFFER: All stock options referenced in this offer will be non-statutory stock options subject to the provisions of our 1985 Stock Option Plan (as amended) and evidenced by a stock option agreement in customary form. All shares underlying options granted under the Plan are registered for resale with the SEC and therefore freely saleable by you after purchase, subject to SEC-mandated volume restrictions applicable to company "affiliates", among which you are likely to be counted due to your position as Chief Financial Officer. A copy of the Plan , the SEC-mandated Plan Document, and the stock option agreement form which describes the terms and conditions generally applicable to options granted under the Plan are enclosed. As set forth in Section 16 of the Plan, all options are subject to "Change in Control" provisions which require acceleration of vesting schedules upon the occurrence of certain events affecting i-STAT's status as an independent entity.

11. START DATE: It is anticipated that your start date with the company will be July 1, 1996.

12. ENTIRE AGREEMENT: Together with the Confidentiality Agreement referred to in paragraph 9, this letter encompasses all of the terms applicable to your offer of employment by i-STAT.

Mr. Roger J. Mason
May 29, 1996
Page 4

Roger, we at i-STAT are truly excited about the opportunity to have you join us. Everyone who has met you was most impressed. We believe we have the opportunity to make a profound effect upon the quality and cost of health care delivery and build i-STAT into a highly successful, profitable company, but we need people like you to make our goals come true. Please accept our offer by signing below on or before June 10, 1996. If there are any questions I can answer for you, please call me at your earliest convenience. I look forward to working with you.

Sincerely,



William P. Moffitt
President and Chief Executive Officer

ACCEPTED:

/s/ Roger J. Mason                          June 6, 1996
- ------------------                          ------------
Roger J. Mason                              Date

                 ADDENDUM TO ROGER MASON EMPLOYMENT OFFER LETTER
                               DATED MAY 29, 1996

"Due Cause" means (a) the commitment by R. Mason of a willful serious act, such as embezzlement, against i-STAT intended to enrich himself at the expense of i-STAT; (b) the conviction of R. Mason for a felony involving moral turpitude;
(c) R. Mason's willful and gross neglect of his employment duties; (d) R. Mason's intentional failure to observe specific directives or policies of i-STAT's Board of Directors which are consistent with R. Mason's position, duties and responsibilities at i-STAT (which failure is likely to have an adverse impact upon i-STAT's business, financial condition, results of operations, prospects or reputation); or (e) any breach by R. Mason of any of the terms and conditions of the Confidentiality and Non-Competition Agreement between himself and i-STAT.